Pacific Life Insurance Company P.O. Box 7187 • Pasadena, CA 91109-7187 www.PacificLife.com • (800) 722-2333 (See instructions for mailing addresses)	Draft 2 9/24/04 PORTFOLIO OPTIMIZATION RIDER REQUEST

Use this form to:

•	Add the Guaranteed Protection Advantage[5] (GPA5), Income Access Plus and GIA Plus riders to your contract. Complete Sections 1, 2 and 4.

•	Terminate GPA[5] or GIA Plus riders from your annuity contract. Complete Sections 1, 3 and 4.

1	GENERAL INFORMATION Owner’s Name (First, Middle, Last)	Daytime Telephone Number	Annuity Contract Number If known.
( )

2	ADD OPTIONAL RIDERS – Check the box(es) to add GPA[5], Income Access Plus or GIA Plus to your annuity contract. You must enroll or be enrolled in Portfolio Optimization to add any of these riders. Check with your broker/dealer for availability.

A.	Rider Options Add:

          ☐ GPA5       ☐ Income Access Plus       ☐ GIA Plus

B.	The following terms and conditions apply to GPA[5], Income Access Plus and GIA Plus:

•	Pacific Life must receive this form in good order within 60 days of contract issue for the riders to be effective on the issue date or 30 days after a contract anniversary to be effective on the anniversary date. If this request is not received within these timeframes, the riders will not be added, but Pacific Life will process enrollment in Portfolio Optimization.

•	To qualify for rider benefits, the entire contract value must stay invested in an approved asset allocation program established and maintained by Pacific Life for the riders.

•	Riders will automatically terminate on the day the contract value becomes less than 100% invested in the asset allocation program.

•	If the riders terminate for reasons other than death or annuitization, the annual charge then in effect for the riders will be calculated on a pro-rata basis on the date of rider termination and deducted from the contract on the earlier of contract surrender or contract anniversary.

C.	The following additional terms and conditions apply to GPA[5] :

•	An annual charge of 0.25% of the contract value will be assessed on each contract anniversary for GPA5 protection received in the prior contract year. This charge may change if a step-up is elected.

•	Annuitants must be age 85 or younger to purchase GPA[5].

•	Any withdrawals taken while this rider is in effect, including withdrawals taken to comply with minimum distribution requirements for tax qualified plans, will reduce death benefits and the benefits of this rider on a pro-rata basis. This means the benefit will be reduced by the same percentage as the percentage of contract value withdrawn.

D.	The following additional terms and conditions apply to Income Access Plus:

•	An annual charge of 0.45% of contract value will be assessed on each contract anniversary for Income Access Plus protection received in the prior contract year. This charge may change if a “reset” is elected.

•	Annuitants must be age 85 or younger to purchase Income Access.

•	The contract’s standard withdrawal provisions are not changed or replaced by adding Income Access Plus. Income Access Plus withdrawals will be subject to the same conditions, restrictions and limitations as other withdrawals under my contract and may impact other contract benefits.

•	Cumulative withdrawals of more than the protected payment amount in a given contract year may result in reduced Income Access benefits, and the amounts initially protected may no longer be guaranteed.

•	Any withdrawals taken while this rider is in effect, including withdrawals taken to comply with minimum distribution requirements for tax qualified plans, will reduce death benefits on a pro-rata basis. This means the benefit will be reduced by the same percentage as the percentage of contract value withdrawn.

E.	The following additional terms and conditions apply to GIA Plus:

•	An annual charge of 0.50% of the contract value will be assessed on each contract anniversary for GIA Plus protection received in the prior contract year. This charge may change if a step-up is elected.

•	Annuitants must be age 80 or younger to purchase GIA Plus.

•	If the contract is annuitized under GIA Plus, GIA Plus guarantees a minimum fixed income payout.

•	Withdrawals taken up to 5% of the guaranteed income base, including withdrawals taken to comply with minimum distribution requirements for tax qualified plans, will reduce the guaranteed income base on a dollar-for-dollar basis. This means the guaranteed income base will decrease by the dollar amount of the withdrawal. If more than 5% of the guaranteed withdrawal base is withdrawn, the entire withdrawal is calculated on a pro-rata basis. This means the benefit will be reduced by the same percentage as the percentage of contract value withdrawn. All withdrawals will reduce any death benefits and the GIA step-up value on a pro-rata basis.

PORTFOLIO OPTIMIZATION RIDER REQUEST

3	TERMINATE OPTIONAL RIDERS Check the box to terminate the rider(s) from your annuity contract.

☐	Terminate GPA[5]

☐	Terminate GIA Plus

Terms and Conditions: By terminating this rider from my contract, I understand that:

•	If the riders terminate for reasons other than death or annuitization, the annual charge then in effect for the riders will be calculated on a pro-rata basis on the date of rider termination and deducted from the contract on the earlier of contract surrender or contract anniversary.

•	All benefits of the rider(s) will be forfeited upon termination.

•	All other provisions of the contract remain in force.

4	ACKNOWLEDGMENT AND SIGNATURE(S) I agree that if I am providing this form to Pacific Life by fax, it is as valid as the original.

If adding a rider to my contract:

I have discussed this rider with my investment professional and/or tax adviser and received and read the applicable prospectus describing the rider. I believe that this rider meets my insurable needs and financial objectives. I understand and agree to the terms and conditions in Section 2.

I understand that if I add a rider, my contract may require annual rebalancing, as set forth in the applicable prospectus. I can select a shorter frequency period by completing the appropriate section of the Transfers and Allocations form.

I understand that Pacific Life must receive this form in good order within 60 days of contract issue for a rider to be effective on the issue date or 30 days after a contract anniversary to be effective on the anniversary date. If this request is not received in good order within these timeframes, or if a rider is not currently available for my contract, it will not be added. I may be able to add it in the future by submitting a new request, subject to the terms and conditions in effect at that time.

If removing a rider from my contract:

I understand and agree to the terms and conditions in Section 4.

If this request is received in good order by Pacific Life within 30 days after a contract anniversary, the rider will terminate on that contract anniversary. If this request is received 31 days or more after the last contract anniversary, the rider will terminate on the day Pacific Life receives the request in good order.

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Owner’s Signature	mo	day	yr

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Joint Owner’s Signature (if applicable)	mo	day	yr

PORTFOLIO OPTIMIZATION RIDER REQUEST

When to use this form:	Use this form to add the GPA[5], Income Access Plus and GIA Plus riders to your annuity contract, or to terminate the GPA[5] or GIA Plus riders from your annuity contract.

To complete this form:	Print clearly in dark ink. Provide requested information in full. An incomplete form may delay processing. Do not highlight any information submitted on this form. Paperwork submitted to Pacific Life is scanned into an imaging system and highlighting could make that information unreadable.

Where to send this form:	By regular mail:	By overnight mail:	By fax:
	Pacific Life Insurance Company	Pacific Life Insurance Company	(626)403-9886
	P.O. Box 7187	1111 S. Arroyo Parkway, Suite 205
	Pasadena, CA 91109-7187	Pasadena, CA 91105-3967

For help or questions:	Contact your registered representative or call Pacific Life customer service at (800) 722-2333. Registered representatives can obtain additional copies of this form by visiting our financial professional Web site at www.PacificLife.com.

INSTRUCTIONS

1	General Information: Provide the owner’s name, daytime telephone number and contract number, if known.

2	Add Optional Riders: If you are adding a rider to your contract, review the terms and conditions in this section before checking the appropriate box and signing the form. The riders are available with the products shown below, subject to state availability. Refer to the applicable product’s prospectus for more information.

     Available Products: (subject to state availability)

• Pacific Innovations	• Pacific Odyssey	• Pacific One Select	• Pacific Select Variable Annuity (PSVA)
• Pacific Innovations Select	• Pacific One	• Pacific Portfolios	• Pacific Value

3	Terminate the Rider(s): Complete this section to terminate a rider(s) from your contract. Review the terms and conditions before checking the appropriate box and signing the form.

4	Acknowledgment and Signature(s): The form must be signed and dated by the owner. In cases of joint ownership, both owners must sign.